Exhibit 99.1

Investor Relations:

July 19, 2024

Southern Copper Corporation (NYSE and BVL: SCCO)

● 2Q24 net sales were $3,118.3 million, which represented growth of 35.5% with regard to 2Q23. Expansion was primarily fueled by an increase in the sales volumes of copper (+5.5%), molybdenum (+21.4%), silver (+31.6%) and zinc (+78.1%) as well as by an increase in metal prices for all our products (Cu, LME =14.8%; Mo=3.9%; Zn=12.2%; Ag=18.9%).

Raul Jacob
Victor Pedraglio
+(602) 264-1375
southerncopper@southernperu.com.pe www.southerncoppercorp.com

●	On a year-to-date basis, net sales were higher than in 2023 due to an increase in the sales volume for copper (+4.1%), molybdenum (14.8%), silver (+12.0%) and zinc (+33.7%) and to better prices for copper (+4.6%) and silver (+11.5%). These variances were partially offset by lower prices for zinc (-7.0%) and molybdenum (-21.5%).

●	2Q24 net income was $950.2 million, which represents a 73.6% increase with regard to the $547.5 million registered in 2Q23. The net income margin in 2Q24 stood at 30.5%, versus 23.8% in 2Q23. This increase was mainly the result of a 35.5% increase in sales, which was partially offset mainly by higher operating costs related to sales volumes, G&A and exploration expenses. On a YoY basis, net income was 23.9% higher than in 2023 for similar reasons.

●	2Q24 adjusted EBITDA was $1,797.0 million, which represented an increase of 61.1% with regard to the $1,115.5 million registered in 2Q23. The adjusted EBITDA margin in 2Q24 stood at 57.6% versus 48.5% in 2Q23. Adjusted EBITDA in 6M24 was $3,214.7 million, 19.8% higher than in 6M23. The adjusted EBITDA margin in 6M24 stood at 56.2% vs 52.7% in 6M23.

●	Cash flow from operating activities in 6M24 was $1,621.8 million, which represents a decrease of 18.2% compared to the $1,982.2 million posted in 6M23. Cash flow in 1H24 was affected by a significant increase in working capital of $511.0 million, which was driven primarily by an increase in accounts receivable at our Mexican operations.

●	Copper production registered an increase of 6.6% in 2Q24 in quarter-on-quarter terms to stand at 242,474 tons. Our quarterly result reflects higher production at all our open pit operations. Production at our Peruvian operations was up 15.4% quarter-on-quarter, driven by higher ore grades in Toquepala mine. At our Mexican operations, production increased 0.7% quarter-on-quarter. On a YoY basis, copper production rose 7.1% in 2024 to stand at 482,744 tons, driven mainly by an increase in production at our Peruvian operations due to higher ore grades.

●	By-product production: Mined zinc production stood at 29,419 tons in 2Q24, which represents a 70.8% increase over the print in 2Q23. This result was mainly driven by new production of 13,653 tons over the period at the Buenavista zinc concentrator. Molybdenum production registered an increase of 20.8% in 2Q24 compared to 2Q23, fueled by higher production at all our operations (with the exception of La Caridad) and on the back of higher ore grades and recoveries. Total mined silver production registered a slight increase of 0.1% in 2Q24. On a YoY basis, mined zinc production rose 72.7% and molybdenum and mined silver production were up 15.1% and 8.2%, respectively.

●	Operating cash cost per pound of copper, net of by-product revenue credits, was $0.76 in 2Q24, which represents a decrease of 29% compared to the $1.07 per pound reported in 1Q24. The aforementioned result was mainly attributable

SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

to an increase in by-product revenue credits (+34%), which was attributable to higher prices and volumes as well as to the unit cost effect generated by an increase in pounds of copper produced.

In 6M24, the operating cash cost per pound of copper, net of by-product revenue credits, was $0.91. This represents a decrease of 2.7% compared to the $0.94 reported in 6M23. The 6M23 cash cost decrease was driven by lower unit production costs due to an uptick in the copper volume and higher by-product credits for molybdenum, zinc and silver.

●	In 2Q24, we spent $331.8 million on capital investments, which reflected a 31.4% increase over the figure reported in 2Q23 and represents 35.6% of net income this quarter. In the first half of the year, we spent $545.6 million on capital investments, which represents 32.7% of net income and reflects the impact of an 11.2% increase in capital expenses YoY.

●	Dividends: On July 18, 2024, the Board of Directors authorized a quarterly cash dividend of $0.60 per share of common stock and a stock dividend of 0.0056 shares of common stock per share of common stock, payable on August 26, 2024, to shareholders of record at the close of business on August 9, 2024.

In lieu of fractional shares, cash will be distributed to each shareholder who would otherwise have been entitled to receive a fractional share, based on a share price of $106.54, which is the average of the high and low share price on July 18, 2024.

Shareholders will not be required to take any action to receive the stock dividend. After the payment date, shareholders' book entry accounts will be credited with the additional shares that represent the stock dividend. When shares are held in a brokerage account in the name of a broker, the additional shares will be distributed to the broker on the shareholder's behalf. The stock dividend is administered by Computershare, the Company's transfer agent.

Mr. German Larrea, Chairman of the Board, commenting on the Company´s progress and current circumstances, said: “On July 1, 2024, the Company officially resumed activities at the Tía María project. The development of this project will boost employment in the Tambo Valley, creating 9,000 jobs in the construction stage alone. When operations begin, which is programed for 2027, Tia Maria will generate 600 direct and 4,800 indirect jobs.

Based on current copper prices, we estimate the project will generate exports of $17.5 billion and contribute $3.4 billion in taxes and royalties over its 20 years of operation. A significant portion of the economic benefits derived from Tia Maria will be utilized to boost the Company’s programs to improve the productivity of vital economic activities in Islay, and agriculture in particular. SCC is fully committed to driving improvements in health and educational services in the Arequipa region, which will mirror the success of the Company’s efforts in the Moquegua and Tacna regions.

For our Mexican operations, we are pleased to report that processes at the Buenavista zinc concentrator have ramped up according with our expectations, producing 23.3K tons of zinc to date. Our projections indicate that we will comply with the 2024 plan of producing 55.4K tons this year.

2Q24 www.southerncoppercorp.com	Page 2 of 11

SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Key Financial Data

	Second Quarter				First Six Months
	2024	2023	Variance		2024	2023	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$ 3,118.3	$2,300.7	$ 817.6	35.5%	$ 5,718.1	$5,094.6	$ 623.5	12.2%
Cost of sales	1,248.9	1,147.7	101.2	8.8%	2,406.5	2,341.9	64.6	2.8%
Operating income	1,607.3	900.7	706.6	78.5%	2,797.0	2,254.4	542.6	24.1%
Net income	$ 950.2	$ 547.5	$ 402.7	73.6%	$ 1,686.2	$1,360.7	$ 325.5	23.9%
Net income margin	30.5%	23.8%	6.7pp	28.2%	29.5%	26.7%	2.8pp	10.5%
Adjusted EBITDA	1,797.0	1,115.5	681.5	61.1%	3,214.7	2,683.4	531.3	19.8%
Adjusted EBITDA margin	57.6%	48.5%	9.1pp	18.8%	56.2%	52.7%	3.5pp	6.6%
Income per share	$ 1.23	$ 0.71	$ 0.52	73.2%	$ 2.17	$ 1.76	$ 0.41	23.3%
Capital investments	331.8	252.5	79.3	31.4%	545.6	490.6	55.0	11.2%

Capital Investments

Our current capital investment program exceeds $15 billion and includes investments in the Tia Maria, Los Chancas and Michiquillay projects in Peru and in the Buenavista Zinc, Pilares, El Pilar and El Arco projects in Mexico. This capital forecast includes several infrastructure investments, including key investments to bolster the competitiveness of the El Arco project.

Peruvian Projects

Tia Maria - Arequipa: This greenfield project, located in Arequipa, Peru, will use state of the art SX-EW technology with the highest international environmental standards to produce 120,000 tons of SX- EW copper cathodes per year

Southern Copper has consistently promoted the welfare of the population of the Islay province and the Arequipa region. As part of these efforts, we have implemented successful social programs in education, healthcare and productive development to improve the quality of life in the region.

Project update: As of July 1st, the Company has restarted activities at the Tía María project, which reflects advances on the social and political fronts in the province of Islay, the Arequipa region and at the national level. We reiterate our view that Tia Maria will generate significant economic and social opportunities for the Islay province and the Arequipa region.

In 2024, the Company will, among other scheduled activities, install a live fence as well as 1,000 fog catchers. SCC will also roll out earth-moving work this year. All these activities will generate 370 direct jobs in 2024 for the local population. In 2025, we expect to begin mine construction, which will generate 1,100 direct jobs over the year. To the fullest extent possible, we intend to fill the 9,000 jobs that we expect to generate during Tia Maria’s construction with workers from the Islay province.  When we start operations in 2027, the project will generate 600 direct jobs and 4,800 indirect jobs.

Our social programs in Islay totaled $6.3 million in the last two years. Our current programs promote a reduction in the cost of agricultural production by improving productivity with cutting-edge technology. Additionally, we are working to provide internet access to 4,600 school students. On top of this, we are committed to developing health facilities, high performance schools, research centers and roads in the Arequipa region via the “work for taxes” mechanism.

Tia Maria will generate significant revenues for the Arequipa region from day one of its operations. At current copper prices, we expect to export $17.5 billion and contribute $3.4 billion in taxes and royalties during the first 20 years of operation.  The Company is currently reviewing its historical capital budget for Tia Maria of $1.4 billion. We will update this budget by year-end.

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Los Chancas - Apurimac: This greenfield project, located in Apurimac, Peru, is a copper and molybdenum porphyry deposit. Current estimates of indicated copper mineral resources are 98 million tons of oxides with a copper content of 0.45% and 52 million tons of sulfides with a copper content of 0.59%. The Los Chancas project envisions an open-pit mine with a combined operation of concentrator and SX-EW processes to produce 130,000 tons of copper and 7,500 tons of molybdenum annually. The estimated capital investment is $2,600 million and the project is expected to begin operating in 2031. We continue to engage in social and environmental improvements for the local communities and are working on the project’s environmental impact assessment.

Project update: The Company continues to coordinate efforts with the Peruvian authorities to eradicate illegal mining activity. Once this process is completed, we will resume the environmental impact assessment and initiate hydrogeological as well as geotechnical studies. We also will conduct a diamond drilling campaign for 40,000 meters to gather additional information on the characteristics of the Los Chancas deposit.

Michiquillay Project - Cajamarca: In June 2018, Southern Copper signed a contract for the acquisition of the Michiquillay project in Cajamarca, Peru. Michiquillay is a world-class mining project with inferred mineral resources of 2,288 million tons and an estimated copper grade of 0.63%. When developed, we expect Michiquillay to produce 225,000 tons of copper per year (along with by-products of molybdenum, gold and silver) at a competitive cash-cost for an initial mine life of more than 25 years. We estimate an investment of approximately $2.5 billion will be required and expect production start-up by 2032. Michiquillay will become one of Peru´s largest copper mines and will create significant business opportunities in the Cajamarca region; generate new jobs for the local communities; and contribute with taxes and royalties to the local, regional and national governments.

Project update: As of June 30, 2024, total advancement on the exploration project stood at 30%. We drilled 104,000 meters (total program = 148,000 meters) and obtained 33,991 core samples for chemical analysis. Diamond drilling is underway, which will provide data for cross-section interpretation, geological modeling and resource evaluation. This month, we will begin hydrogeological studies and in August, geotechnical studies will commence. We will also assess the results of metallurgical testing at the deposit in August.

Environmental, Social & Corporate Governance (ESG) Practices

Renewable energy. On August 1st 2024, the Company will start receiving eolic energy from the Fenicias wind park, operated by Grupo Mexico Infraestructura. This will reduce our CO2 emission by approximately 250.000 tons per year, which is equivalent to 7% of SCC’s carbon footprint.

Transparency and accountability. SCC recently published its Sustainability Development Report, significantly improving the granularity and specificity of information regarding our performance, commitment, and efforts in the environmental, social, and governance areas.

Responsible production. Our Buenavista mine in Sonora, Mexico, has received The Copper Mark, The Zinc Mark and The Molybdenum Mark certifications for responsible production following a third-party independent evaluation of our performance in environmental, social and governance (ESG) matters, including human rights.  Consequently, all of our open pit Mexican copper, zinc and molybdenum production has been certified with these standards.

Education. Our IMPULSA program seeks to provide our workers in Mexico with opportunities to qualify for certification of attainment of primary and secondary education and bachelors’ degrees.   From 2022 to date, more than 970 people have participated in this program and 430 have graduated.  At present, there are 540 workers actively participating in IMPULSA.

Human Development. The sports advisor and coach of the Sonora operations’ swimming team, Jorge Iga, qualified for the Paris 2024 Olympic Games after breaking the Mexican record for the 100-meter freestyle.  Thanks to Mr. Iga's support, in 2024, 17 students from our academies participated in 6 top-level competitions.

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s second quarter earnings conference call will be held on Monday, July 22, 2024, beginning at 11:00 AM – EST (10:00 AM Lima City time and 9:00 AM Mexico City time).

To participate in the call, it is necessary to register in the following link:

https://register.vevent.com/register/BIcb1faecee7fc49769cd68b5b8803c76b

At the registration time, you will be provided a dial-in number and a personal confirmation PIN will be generated to access the call.

During the conference call, please join live presentation through Webex at the following link:

https://americasmining.webex.com/americasmining/j.php?MTID=m49d07471b379abf0ece23140e9c4ea4b

2Q24 www.southerncoppercorp.com	Page 5 of 11

SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2024	3.83	3.86	19.84	1.11	23.35	2,071.76
2Q 2024	4.42	4.55	21.69	1.29	28.84	2,337.99
6M 2024	4.13	4.21	20.77	1.20	26.09	2,204.88

1Q 2023	4.05	4.09	32.04	1.42	22.53	1,888.63
2Q 2023	3.85	3.85	20.87	1.15	24.26	1,977.85
3Q 2023	3.79	3.77	23.59	1.10	23.60	1,928.61
4Q 2023	3.71	3.72	18.41	1.13	23.25	1,975.87
6M 2023	3.95	3.97	26.45	1.29	23.40	1,933.24
Average 2023	3.85	3.86	23.73	1.20	23.41	1,942.74

Variance: 2Q24 vs. 2Q23	14.8%	18.2%	3.9%	12.2%	18.9%	18.2%
Variance: 2Q24 vs. 1Q24	15.4%	17.9%	9.3%	16.2%	23.5%	12.9%
Variance: 6M24 vs. 6M23	4.6%	6.0%	(21.5)%	(7.0)%	11.5%	14.1%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	%	2024	2023	%
Copper (tons)
Mined	242,474	227,533	6.6%	482,744	450,805	7.1%
3rd party concentrate	1,149	525	118.9%	1 558	680	129.1%
Total production	243,623	228,058	6.8%	484 302	451,485	7.3%
Smelted	155,827	158,774	(1.9)%	312,570	311,637	0.3%
Refined and Rod	195,854	195,547	0.2%	399,552	402,470	(0.7)%
Sales	231,015	218,991	5.5%	466,220	447,736	4.1%

Molybdenum (tons)
Mined	7,654	6,334	20.8%	14,732	12,797	15.1%
Sales	7,640	6,295	21.4%	14,676	12,783	14.8%

Zinc (tons)
Mined	29,419	17,223	72.7%	55,785	32,298	72.7%
Refined	23,659	22,334	5.9%	46,745	49,454	(5.5)%
Sales	39,012	21,899	78.1%	64,664	48,375	33.7%

Silver (000s ounces)
Mined	5,187	4,803	8.0%	9,968	9,215	8.2%
Refined	2,951	2,299	28.4%	6,044	5,443	(11.0)%
Sales	5,305	4,032	31.6%	10,260	9,163	12.0%

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2024	2023	VAR %	2024	2023	VAR %
	(in millions, except per share amount)

Net sales:	$3,118.3	$2,300.7	35.5%	$5,718.1	$5,094.6	12.2%
Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization and depletion shown separately below)	1,248.9	1,147.7	8.8%	2,406.5	2,341.9	2.8%
Selling, general and administrative	33.9	31.0	9.4%	64.8	61.4	5.5%
Depreciation, amortization and depletion	209.6	209.2	0.2%	418.6	412.9	1.4%
Exploration	18.6	12.1	52.8%	31.2	24.1	29.7%
Total operating costs and expenses	1,511.0	1,400.0	7.9%	2,921.1	2,840.2	2.8%

Operating income	1,607.3	900.7	78.5%	2,797.0	2,254.4	24.1%

Interest expense, net of capitalized interest	(94.1)	(94.0)	0.1%	(188.3)	(188.1)	0.1%
Other income (expense)	(9.1)	18.0	(150.6)%	23.6	39.9	(40.9)%
Interest income	26.5	23.2	14.2%	53.8	44.5	20.9%
Income before income tax	1,530.6	847.9	80.5%	2,686.2	2,150.7	24.9%
Income taxes	578.8	294.4	96.6%	1,002.1	774.9	29.3%
Net income before equity earnings of affiliate	951.9	553.4	72.0%	1,684.0	1,375.7	22.4%
Equity earnings of affiliate	2.0	(3.8)	(152.1)%	8.6	(10.2)	(184.8)%
Net Income	953.8	549.7	73.5%	1,692.6	1,365.6	24.0%

Less: Net income attributable to non-controlling interest	3.6	2.1	67.4%	6.4	4.9	31.9%

Net Income attributable to SCC	$950.2	$547.5	73.6%	$1,686.2	$1,360.7	23.9%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$1.22	$0.71	71.8%	$2.17	$1.76	23.3%
Dividends paid	$1.20	$1.00	20.0%	$2.00	$2.00	0.0%

Weighted average shares outstanding (Basic and diluted)	777.9	773.1		775.5	773.1

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	June 30,	December 31,	June 30,
	2024	2023	2023
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,875.3	$1,151.5	$2,199.0
Short-term investments	329.1	599.3	0.3
Accounts receivable	1,704.0	1,228.3	1,157.3
Inventories	1,017.2	1,016.9	985.3
Other current assets	408.1	433.5	427.7
Total current assets	5,333.7	4,429.5	4,769.6

Property, net	9,871.5	9,782.9	9,662.7
Leachable material, net	1,146.4	1,121.7	1,077.4
Intangible assets, net	127.3	130.2	132.4
Right-of-use assets	745.4	775.4	813.6
Deferred income tax	269.0	256.1	253.4
Other assets	284.4	229.5	230.4
Total assets	$17,777.7	$16,725.3	$16,939.5

LIABILITIES
Current liabilities:
Current portion of long-term debt	$499.5	$ -	$ -
Accounts payable	647.2	652.6	610.1
Income taxes	364.8	278.3	85.0
Accrued workers’ participation	159.2	245.7	140.2
Other accrued liabilities	227.5	211.9	225.3
Total current liabilities	1,898.2	1,388.5	1,060.6

Long-term debt	5,757.0	6,254.6	6,252.9
Lease liabilities	668.5	697.4	738.7
Deferred income taxes	158.8	132.2	191.1
Non-current taxes payable	80.7	92.7	52.0
Other liabilities	35.1	66.2	83.7
Asset retirement obligation	619.3	612.5	597.9
Total non-current liabilities	7,319.4	7,855.6	7,916.3

EQUITY
Stockholders’ equity:
Common stock	4,265.7	3,541.6	3,523.6
Treasury stock	(2,946.2)	(3,149.0)	(3,131.8)
Accumulated comprehensive income	7,172.9	7,025.5	7,507.8
Total stockholders’ equity	8,492.4	7,418.1	7,899.6
Non-controlling interest	67.7	63.1	63.0
Total equity	8,560.1	7,481.2	7,962.6

Total liabilities and equity	$17,777.7	$16,725.3	$16,939.5

As of June 30, 2024 there were 781.2 million shares outstanding. As December 31, 2023 and June 30, 2023 there were 773.1 million shares outstanding.

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
	(in millions)

OPERATING ACTIVITIES
Net income	$953.8	$549.6	$1.692.6	$1,365.6
Depreciation, amortization and depletion	209.6	209.2	418.6	412.9
Deferred income tax	4.0	24.7	23.2	6.3
Change in operating assets and liabilities	(200.0)	(2.3)	(511.0)	161.3
Other, net	(5.3)	15.8	(1.6)	36.2
Net cash provided by operating activities	962.1	797.0	1,621.8	1,982.3

INVESTING ACTIVITIES
Capital investments	(331.8)	(252.5)	(545.6)	(490.6)
Sale of short-term investment, net	0.1	140.3	270.1	208.0
Other, net	-	0.1	-	0.1
Net cash used in investing activities	(331.7)	(112.1)	(275.5)	(282.5)

FINANCING ACTIVITIES
Dividends paid	-	(773.1)	(618.5)	(1,546.2)
Distributions to non-controlling interest	(0.1)	(2.8)	(1.8)	(4.5)
Other	0.1	0.1	0.2	0.2
Net cash used in financing activities	-	(775.8)	(620.1)	(1,550.5)

Effect of exchange rate changes on cash	(7.3)	(10.0)	(2.4)	(20.0)

(Decrease)/Increase in cash and cash equivalents	$623.1	$(100.9)	$723.8	$129.3

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 88.9% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 11.1% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Mexico and Peru.

SCC Corporate Address

USA

7310 North 16th St, Suite 135

Phoenix, AZ 85020, U.S.A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 15038 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

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SECOND QUARTER AND SIX MONTHS 2024 RESULTS	SOUTHERN COPPER

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. In addition, because not all companies use identical calculations, the measures included in this release may not be comparable to similarly titled measures of other companies. Following is a reconciliation of adjusted EBITDA to Net Income attributable to SCC and Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues to their more comparable GAAP measure:

Adjusted EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a measure commonly used by companies to evaluate operating performance and the ability to generate cash. Our adjusted EBITDA is not necessarily comparable to similar measures used by other companies. We believe that adjusted EBITDA provides useful information to management, investors and others in understanding and evaluating our operating results.

Our determination of the components of adjusted EBITDA is evaluated periodically based on a review of non-GAAP financial measures used by mining industry analysts. Management believes adjusted EBITDA enhances the comparability of information across reporting periods, is an effective measure for reviewing operating results and, therefore, is a useful measure for both management and investors. EBITDA and adjusted EBITDA do not represent, and should not be considered an alternative to, net income, operating income, or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash.

Reconciliation of Net Income attributable to SCC to adjusted EBITDA	Second Quarter		Year to date
	2024	2023	2024	2023

Net income attributable to SCC	$950.2	$547.5	$1,686.2	$1,360.7
Add:
Net income attributable to the non-controlling interest	3.6	2.1	6.4	4.9
Income taxes	578.8	294.5	1,002.2	774.9
Interest expense	83.3	81.6	163.7	164.3
Depreciation, amortization and depletion	209.6	209.2	418.6	412.9
Less:
Equity earnings of affiliate	(2.0)	3.8	(8.6)	10.2
Interest income	(26.5)	(23.2)	(53.8)	(44.5)
Adjusted EBITDA	$1,797.0	$1,115.5	$3,214.7	$2,683.4

Operating cash cost per pound of copper produced before by-product revenues and Operating cash cost per pound of copper produced net of by-product revenues

The measure operating cash cost per pound of copper produced net of by-product revenues is a common measure used in the copper industry to track performance and it is a useful management tool that allows us to better allocate our resources. This measure is also used in our investment project evaluation process to determine a project’s potential contribution to our operations, its competitiveness and its relative strength in different price scenarios. The expected contribution of by-products is generally a significant factor used by the copper industry in determining whether to move forward with the development of a new mining project. As the price of our by-product commodities can have significant fluctuations from period to period, the value of its contribution to our costs can be volatile.

Our Operating cash cost per pound of copper produced before by-product revenues allows us and our investors to monitor our cost structure and helps us address operating management areas of concern.

Reconciliation of Cost of sales (exclusive of depreciation, amortization and depletion) to Operating Cash Cost before by-product revenues and Operating Cash Cost net of by-product revenues	2nd quarter 2024		2nd quarter 2023		First six months 2024		First six months 2023
	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound	$ million	¢ per pound
Cost of sales (exclusive of depreciation, amortization and depletion) – GAAP	1,248.9	243.4	1,147.7	236.9	2,406.5	235.0	2,341.9	244.6
Add:
Selling, general and administrative expenses	33.9	6.6	31.0	6.4	64.8	6.3	61.4	6.4
Treatment and refining charges net of sales premiums	(9.8)	(1.9)	(0.5)	(0.1)	(14.8)	(1.4)	(8.1)	(0.8)
Less:
Workers participation	(91.2)	(17.8)	(63.7)	(13.2)	(151.1)	(14.8)	(136.5)	(14.3)
Purchased concentrates from third parties	(49.3)	(9.6)	(40.1)	(8.3)	(83.8)	(8.2)	(102.4)	(10.7)
Other charges	(16.7)	(3.3)	(25.3)	(5.1)	(22.7)	(2.2)	(70.4)	(7.4)
Inventory change	(10.4)	(2.0)	10.4	2.1	(14.5)	(1.4)	(38.7)	(4.0)
Operating cash cost before by-product revenues	1,105.4	215.4	1,059.5	218.7	2,184.4	213.3	2,047.2	213.8

Less by-products revenue	(716.4)	(139.6)	(517.3)	(106.8)	(1,248.6)	(121.9)	(1,147.9)	(119.9)

Operating cash cost, net of by-products revenue	389.0	75.8	542.2	111.9	935.8	91.4	899.3	93.9

Total pounds of copper produced, in millions	513.1		484.4		1,024.0		957.4

2Q24 www.southerncoppercorp.com	Page 11 of 11